Exhibit 5.2

May 6, 2021

Becton, Dickinson and Company
1 Becton Drive
Franklin Lakes, NJ 07417-1880

RE:	Becton, Dickinson and Company Prospectus Supplement to Form S-3

Ladies and Gentlemen:

I am Senior Vice President, Corporate Secretary and Associate General Counsel of Becton, Dickinson and Company, a New Jersey corporation (the “Company”), and have been requested to furnish this opinion in connection with an offering of securities pursuant to the Company’s registration statement on Form S-3 (Registration Nos. 333-255829 and 333-255829-01) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer and sale of 2,148 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”), issuable pursuant to the CareFusion 2009 Long-Term Incentive Plan (the “Plan”), assumed by the Company. The Shares are being offered pursuant to a Prospectus, dated May 6, 2021, as supplemented by the Prospectus Supplement, dated May 6, 2021 (together, the “Prospectus”), filed with the Commission on May 6, 2021 pursuant to Rule 424(b) under the Securities Act.

In connection with the furnishing of this opinion, I have examined copies of the Registration Statement, the Prospectus and the Plan. I also have examined such corporate records of the Company, such agreements and instruments, such certificates of public officials, such certificates of other officers of the Company and other persons, such questions of law and such other documents as I have deemed necessary as a basis for the opinions hereinafter expressed.

In such examination, except with respect to documents executed by officers of the Company in my presence, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based on the foregoing, I am of the opinion that the Shares have been duly authorized and, when such Shares have been issued in accordance with the terms and conditions of the Plan and the applicable award agreement, the Shares will be validly issued, fully paid and nonassessable.

I am a member of the Bar of the State of New Jersey. The foregoing opinion is limited to the laws of the State of New Jersey and the federal laws of the United States of America, and I express no opinion as to the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as Exhibit 5.2 to the Company’s Current Report on Form 8-K filed with the Commission on May 6, 2021. In addition, I consent to the reference to me under the caption “Validity of the Securities” in the Prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without my prior written consent.

[signature page follows]

Very truly yours,

/s/ Gary DeFazio
Gary DeFazio

[Signature Page to Exhibit 5 Opinion]